UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                  Form 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                        Commission File Number   0-15124
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                       Marble Financial Corporation
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          (Exact name of registrant as specified in its charter)


         47 Merchants Row, Rutland, Vermont 05702, (802) 775-0025
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                        Common Stock, no par value
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         (Title of each class of securities covered by this Form)



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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   /x/       Rule 12h-3(b)(1)(i)   / /
        Rule 12g-4(a)(1)(ii)  / /       Rule 12h-3(b)(1)(ii)  / /
        Rule 12g-4(a)(2)(i)   / /       Rule 12h-3(b)(2)(i)   / /
        Rule 12g-4(a)(2)(ii)  / /       Rule 12h-3(b)(2)(ii)  / /
                                        Rule 15d-6            / /

     Approximate number of holders of record as of the certification or
notice date:      1
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     Pursuant to the requirements of the Securities Exchange Act of 1934
Marble Financial Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   January 12, 1996      By: /s/ Herbert G. Chorbajian
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                                      President